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                                                                     EXHIBIT 5.1

                        True North Communications Inc.
                             101 East Erie Street
                            Chicago, Illinois 60611

True North Communications Inc.
101 East Erie Street
Chicago, Illinois 60611

                                 June 23, 1998

Ladies and Gentlemen:

     This opinion is delivered to you in connection with the registration statement on Form S-3 to be filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement") relating to the registration of 82,092 shares of common stock, $.33-1/3 par value per share, of True North Communications Inc. (the "Company"), together with Preferred Stock Purchase Rights (the "Rights") associated therewith for sales which may be made by certain stockholders of the Company (the "Registered Shares"). The terms of the Rights are set forth in the Rights Agreement dated as of November 16, 1988 between the Company and Harris Trust and Savings Bank, as Rights Agent.

     I, in my capacity as Vice President and Assistant General Counsel of the Company, am familiar with the proceedings to date with respect to the proposed sale of the Registered Shares and have examined such records, documents and matters of law and satisfied myself as to such matters of fact as I have considered relevant for the purposes of this opinion.

     I am of the opinion that:

     1. The Company is a corporation validly existing under the laws of the State of Delaware.

     2. The Registered Shares constitute validly issued, fully paid and nonassessable shares of common stock, $.33-1/3 par value per share, of the Company.
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     3. The Rights associated with the Shares will be legally issued when such
        Rights shall have been duly issued in accordance with the terms of the Rights Agreement.

     I do not find it necessary for the purposes of this opinion, and accordingly do not purport to cover herein, the application of the securities or "blue sky" laws of the various states to the sale of the Registered Shares.

     The foregoing opinions are limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. The advice on every legal issue addressed in this letter is based exclusively on the internal laws of the State of Illinois, the Delaware General Corporation Law or the federal law of the United States. I assume no obligation to revise or supplement this opinion should the present laws of the States of Illinois or Delaware or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

     I hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement and to the references in the Registration Statement thereto. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.


                                           Very truly yours,

                                           /s/ Suzanne E. Sutkowski

                                           Suzanne E. Sutkowski
                                           Vice President,
                                           Assistant General Counsel




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